Exhibit 10.2

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 14, 2004, by and among Studio Systems, Inc., a Delaware corporation ("SSI"), Hollywood Media Corp., a Florida corporation ("HOLL"), SSI Acquisition Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of HOLL ("Acquisition Sub"), and SSI Investments LLC, a Delaware limited liability company, as agent (the "Shareholder Agent") for the shareholders of SSI (the "SSI Shareholders").

         WHEREAS, SSI and Acquisition Sub intend to consummate the Merger (as such term is defined in Section 1.1), as a result of which Acquisition Sub will be merged with and into SSI, a portion of the outstanding stock of SSI (the "SSI Stock") will be converted into the right to receive cash and SSI will be wholly owned, directly or indirectly by HOLL, all on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Board of Directors of SSI has (i) determined that the Merger is fair to and in the best interests of the SSI Shareholders and SSI's creditors; (ii) approved the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein; and (iii) determined to recommend that the SSI Shareholders adopt and approve this Agreement and approve the merger;

         WHEREAS, SSI is indebted to CMP Information Limited ("CMPi") in the aggregate principal amount of $1,519,000, (inclusive of accrued interest thereon), pursuant to a promissory note and related documents entered into in September 2001 (the "CMPI Indebtedness");

         WHEREAS, CMPi has agreed to forgive all amounts due under the CMPi Indebtedness, effective upon consummation of the Merger, in consideration for a cash payment to CMPi on the Closing Date of $769,000 and the issuance of shares of HOLL's common stock valued at $250,000 (the "HOLL Shares");

         WHEREAS, CMPi has also agreed to enter into a non-competition agreement with the "Surviving Corporation" (as defined in Section 1.1), effective upon consummation of the Merger, pursuant to which the Surviving Corporation will make aggregate payments to CMPi of $510,000, which payment obligation is to be secured by an unconditional irrevocable standby letter of credit to be issued by the Miami, Florida office of City National Bank (the "Bank");

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, SSI, HOLL, Acquisition Sub and the Shareholder Agent, on behalf of the SSI Shareholders, hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

         Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "Delaware GCL"),


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Acquisition Sub shall be merged with and into SSI (the "Merger"). Following the
Merger, SSI shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition Sub shall cease. HOLL, as the indirect owner of 100% of the issued and outstanding shares of capital stock of Acquisition Sub, hereby approves the Merger and this Agreement and will cause Acquisition Sub to approve the Merger and this Agreement.

         Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below), the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed Certificate of Merger substantially in the form of Exhibit A (the "Certificate of Merger"). The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the Delaware GCL or such later time as HOLL, SSI and Acquisition Sub may agree upon and as set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

         Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place on the second business day after satisfaction of the last to be satisfied of the conditions set forth in Article 6 (other than those conditions that, by their terms, are to be satisfied at the Closing) (the "Closing Date"), at the offices of Troy & Gould Professional Corporation, 1801 Century Park East, Los Angeles, California 90067, unless another time, date or place is agreed to by the parties hereto.

         Section 1.4. Effect of the Merger. The Merger shall have the effect set forth in this Agreement and the applicable provisions of the Delaware GCL. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, at the Effective Time, all the properties, rights, privileges, powers and franchises of SSI and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and obligations of SSI and Acquisition Sub shall become the debts, liabilities and obligations of the Surviving Corporation.

         Section 1.5. Certificate of Incorporation and Bylaws; Directors and Officers. The Certificate of Incorporation and Bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its Certificate of Incorporation and Bylaws until amended as provided therein and under applicable law. The directors of Acquisition Sub holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time. The officers of Acquisition Sub holding office immediately prior to the Effective Time shall be the officers (holding the same offices as they held with Acquisition Sub) of the Surviving Corporation immediately after the Effective Time.

         Section 1.6. Conversion of Shares; Exchange of Certificates.

                 (a) Conversion of Shares; Merger Consideration. Subject to Sections 1.6(b), 1.6(c), 1.6(d), 1.6(e) and 1.7, at the Effective Time, the following events shall occur by virtue of the Merger and without any action on the part of Acquisition Sub, SSI or the holder of any of the following securities:

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                     (i) Each share of common stock, par value $0.001 per share, of SSI (the "SSI Common Stock") issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holders thereof, automatically be canceled and extinguished;

                     (ii) Each share of Series A Preferred Stock, par value $0.001 per share, of SSI (the "Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holders thereof, automatically be canceled and extinguished;

                     (iii) Each share of Series B Preferred Stock, par value $0.001 per share, of SSI (the "Series B Preferred Stock") issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holders thereof, automatically be canceled and extinguished;

                     (iv) Each share of Series C Preferred Stock, par value $0.001 per share, of SSI (the "Series C Preferred Stock") issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holders thereof, automatically be canceled and extinguished and be converted into and become a right to receive a pro-rata portion of $827,136 (subject to reduction pursuant to Sections 1.6(b), 1.6(c),1.6(d) and 1.6(e) below) in cash without interest (the "Series C Preferred Stock Consideration");

                     (v) Each share of Series D Preferred Stock, par value $0.001 per share, of SSI (the "Series D Preferred Stock") issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holders thereof, automatically be canceled and extinguished and be converted into and become a right to receive a pro-rata portion of $2,403,864 in cash (subject to reduction pursuant to Sections 1.6(b), 1.6(c), 1.6(d) and 1.6(e) below) without interest (the "Series D Preferred Stock Consideration" and, together with the Series C Preferred Stock Consideration, the "Merger Consideration"); and

                     (vi) Each share of Acquisition Sub common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

                 (b) Indemnity Escrow. $750,000 of the Merger Consideration in cash otherwise payable to the holders of Series C Preferred Stock and Series D Preferred Stock, pursuant to Sections 1.6(a)(iv) and (v), will be deposited into an escrow account as security for the indemnification obligations of the SSI Shareholders pursuant to Article 8 (the "Indemnity Escrow"). The amount of cash held in the Indemnity Escrow on behalf of each holder of Series C Preferred Stock will be equal to $192,000 multiplied by the quotient obtained by dividing
(i) the number of shares of Series C Preferred Stock held by such stockholder by
(ii) the total number of shares of Series C Preferred Stock issued and outstanding; and the amount of cash held in the Indemnity Escrow on behalf of each holder of Series D Preferred Stock will be equal to $558,000 multiplied by the quotient obtained by dividing (i) the number of shares of Series D Preferred Stock held by such stockholder by (ii) the total number of shares of Series D Preferred Stock issued and outstanding.

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                 (c) Accounts Receivable Escrow. In addition to the Indemnity
Escrow, that portion of the Merger Consideration in cash equal to the Accounts Receivable Reserve (as defined below) otherwise payable to the holders of Series C Preferred Stock and Series D Preferred Stock, pursuant to Sections 1.6(a)(iv) and (v), will be deposited into a separate escrow account with the Escrow Agent (the "Accounts Receivable Escrow"). The amount of cash held in the Accounts Receivable Escrow on behalf of each holder of Series C Preferred Stock will be equal to 25.6% of the Accounts Receivable Reserve divided by the number of shares of Series C Preferred Stock held by such stockholder; the amount of cash held in the Accounts Receivable Escrow on behalf of each holder of Series D Preferred Stock will be equal to 74.4% of the Accounts Receivable Reserve divided by the number of shares of Series D Preferred Stock held by such stockholder. Any such escrow shall be separate from the Indemnity Escrow and shall be utilized solely as provided for in this Section 1.6(c). The Accounts Receivable Escrow will provide that within 10 business days following the 75th day following the Closing, an amount equal to the Accounts Receivable Reserve, less the amount collected by SSI with respect to the Scheduled Receivables (as defined in Section 5.15 below), shall be distributed to HOLL, and the balance of the Accounts Receivable Reserve shall be distributed to the Shareholder Agent. To the extent applicable, the Accounts Receivable Escrow shall be subject to such other terms as are in the Indemnity Escrow Agreement. The "Accounts Receivable Reserve" shall be an amount equal to (i) the amount of the Scheduled Receivables, minus (ii) the amount of the reserve attributable to the Scheduled Receivables in accordance with Schedule 1.6(d)-1, minus (iii) the amount, if any, by which the Estimated Closing Working Capital (as defined in Section 1.6(d) below), after deduction of the amount of the Scheduled Receivables, exceeds $150,000.00.

                 (d) Working Capital and Closing Cash Balance Adjustments.

                     (i) If the Final Closing Cash Balance (as defined below) is less than $250,000.00, the Merger Consideration shall be reduced by the amount by which the Final Closing Cash Balance is less than $250,000.00 (the "Cash Makeup"). If the Final Closing Working Capital (as defined below) plus the amount of the Cash Makeup, if any, is less than $150,000.00, the Merger Consideration shall be further reduced by the amount by which the Final Closing Working Capital plus the amount of the Cash Makeup is less than $150,000.00 (the "Working Capital Makeup"). For the avoidance of doubt, in no event shall the amount of the Final Closing Working Capital or Final Closing Cash Balance result in an increase in the Merger Consideration.

                     (ii) At least five business days prior to the Closing Date, SSI shall deliver to HOLL its good faith written estimate of (a) the Final Closing Working Capital and the Final Closing Cash Balance (the "Estimated Closing Working Capital" and "Estimated Closing Cash Balance," respectively), and (b) the resulting Cash Makeup and Working Capital Makeup, if any. Without limiting the generality of the foregoing, in SSI's estimate of the Final Closing Working Capital, SSI shall include within Current Liabilities (as defined below)
(1) a total of $41,000 in respect of amounts which are due in connection with EDD audits arising from SSI's or its Subsidiaries' operations prior to Closing (or such other amount which has been reasonably determined by SSI after good faith consultation with an independent certified public accountant) (the "EDD Accrual"), and (2) an amount in respect of the Los Angeles City Business Tax


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audit referred to in Item 2.7 which has been reasonably determined by SSI after good faith consultation with an independent certified public accountant (the "Business Tax Accrual"). SSI shall make available to HOLL such work papers and other books and records reasonably required by HOLL in order to confirm the Estimated Closing Working Capital and Estimated Closing Cash Balance, and the resulting Cash Makeup and Working Capital Makeup, if any, and shall make available to HOLL the appropriate personnel involved in the preparation of such estimates. In the event that after reviewing the foregoing information, HOLL in good faith does not agree with SSI's calculation of either the Cash Makeup or the Working Capital Makeup, then HOLL shall be permitted to place in a separate escrow (the "Working Capital Escrow") with the escrow agent under the Indemnity Escrow Agreement described in Section 5.7 below that portion of the Merger Consideration as equals the amount by which the total of the Cash Makeup and the Working Capital Makeup (as calculated by SSI) is less than the total of the Cash Makeup and the Working Capital Makeup (as calculated by HOLL). Notwithstanding the foregoing, no escrow of funds shall be permitted if such difference is less than $50,000, provided that the Merger Consideration payable hereunder shall remain subject to adjustment in accordance with this Section 1.6(d). Any such escrow shall be separate from the Indemnity Escrow and shall be utilized solely as provided for in this Section 1.6(d). In the event that a Working Capital Escrow is required pursuant to the terms hereof, HOLL and the Shareholder Agent agree to enter into an escrow agreement with the Escrow Agent, which agreement shall, to the extent applicable, have the same terms as the Indemnity Escrow Agreement. For purposes of determining the amount of the Merger Consideration paid to the Shareholder Agent at the Closing, the adjustment, if any, to the Merger Consideration to be made after the Closing pursuant to Section 1.6(d)(v) shall be estimated, using the Cash Makeup and Working Capital Makeup, if any, resulting from the Estimated Closing Working Capital and Estimated Closing Cash Balance in place of the Final Closing Working Capital and Final Closing Cash balance, respectively.

                     (iii) Within 60 days after the Closing Date, HOLL shall prepare and deliver to SSI a statement of the Closing Working Capital and Closing Cash Balance acquired by HOLL from SSI, and any resulting cash Makeup and Working Capital Makeup, which statement shall be prepared as provided in this Section 1.6(d)(ii) (the "Closing Statement"). The Closing Statement shall be prepared from the Company's books and records on an accrual basis as of the Closing Date in accordance with GAAP. The Closing Statement shall set forth only the amounts of the following as of the Closing Date:

                           (1) as current assets (collectively, the "Current
Assets"): (A) the total amount of SSI's and its Subsidiaries' cash and cash equivalents (the "Closing Cash Balance"), (B) the book value of SSI's and its Subsidiaries' accounts receivable, net of an allowance for doubtful accounts using the methodology set forth in Schedule 1.6(d)-1; (C) the book value of SSI's and its Subsidiaries' prepaid expenses, and (D) all other current assets as defined by GAAP;

                           (2) as current liabilities (collectively, the
"Current Liabilities"): (A) the total amount of SSI's and its Subsidiaries' accounts payable (excluding accounts payable being disputed by SSI in good faith), (B) the total amount of SSI's and its Subsidiaries' deferred revenue,
(C) the total amount of all other accrued expenses (including, but not limited to, occupancy, utilities and such other operating expenses, salaries, vacations, employee benefits, 401(k), interest, taxes, insurance, capital lease obligations, and legal expenses) of SSI and its Subsidiaries, and (D) all other current liabilities as defined by GAAP, provided that (x) amounts set forth on
Schedule 1.6(d)-2 shall not be taken into account in calculating Current


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liabilities, and (y) the EDD Accrual and Business Tax Accrual shall be included within Current Liabilities;

                           (3) a calculation showing the subtraction of the
Current Liabilities from the Current Assets (such difference being the "Closing Working Capital"); and

                           (4) any Cash Makeup or Working Capital Makeup
resulting from the foregoing calculation.

                     (iv) The Shareholder Agent shall notify HOLL in writing (the "Dispute Notice") within 60 days after receiving the Closing Statement if the Shareholder Agent disagrees with HOLL's calculation of the Closing Working Capital, the Closing Cash Balance, or any resulting Cash Makeup or Working Capital Makeup, each as set forth in the Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement, the dollar amounts involved and the Shareholder Agent's calculation of the Closing Working Capital, the Closing Cash Balance, or any resulting Cash Makeup or Working Capital Makeup. HOLL will give the Shareholder Agent and its representatives reasonable access during the normal business hours of HOLL to the personnel, books and records of SSI to assist the Shareholder Agent in the preparation of the Dispute Notice. If no Dispute Notice is received by HOLL within such 60-day period, HOLL's calculation of Closing Working Capital, the Closing Cash Balance, or any resulting Cash Makeup or Working Capital Makeup, each as set forth in the Closing Statement shall be final and binding upon the parties hereto.

                     (v) Upon receipt by HOLL of the Dispute Notice, HOLL and the Shareholder Agent shall negotiate in good faith to resolve any disagreement with respect to Closing Working Capital, the Closing Cash Balance, or any resulting Cash Makeup or Working Capital Makeup, set forth in the Dispute Notice. To the extent HOLL and the Shareholder Agent are unable to agree with respect to Closing Working Capital, the Closing Cash Balance, or any resulting Cash Makeup or Working Capital Makeup, within 30 days after receipt by HOLL of the Dispute Notice, HOLL and the Shareholder Agent shall promptly select a mutually acceptable nationally or regionally recognized accounting firm with no material relationship to HOLL or the SSI Shareholders and submit their dispute to such accounting firm for a binding resolution of all matters which remain in dispute. The accounting firm so selected shall be instructed by the parties to use its best efforts to notify the parties of its determination concerning the matter(s) submitted to it for resolution within 45 days after its appointment. The determination of the accounting firm shall be final and binding on the parties, and judgment may be entered upon the determination of the accounting firm in any court having jurisdiction over the party against which such determination is to be enforced. In the event the parties can not agree on the selection of an accounting firm within 15 days after the end of such 30 day period, either party may submit the dispute to binding arbitration with the American Arbitration Association. Closing Working Capital and the Closing Cash Balance and any resulting Cash Makeup or Working Capital Makeup, as agreed upon by HOLL and the Shareholder Agent, as deemed agreed upon pursuant to the last sentence of Section 1.6(d)(iii), or as determined by such accounting firm or arbitration, in accordance herewith, shall be termed the "Final Closing Working Capital" and the "Final Closing Cash Balance", and the "Final Cash Makeup" and the "Final Working Capital Makeup", respectively. The fees and expenses of such accounting firm or arbitrator (the "Working Capital Dispute Expenses") shall be borne equally by the parties, except that (i) HOLL shall bear 100% of the


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Working Capital Dispute Expenses in the event that the final determination of the aggregate amount of the Cash Makeup and the Working Capital Makeup is within 5% of the determination of the Cash Makeup and Working Capital Makeup made by SSI prior to the Closing, and (ii) SSI shall bear 100% of the Working Capital Dispute Expenses in the event that the final determination of the aggregate amount of the Cash Makeup and the Working Capital Makeup is not within 10% of the determination made by SSI prior to the Closing.

                     (vi) If the actual Merger Consideration, as determined pursuant to this Section 1.6(d), exceeds the Merger Consideration paid at the Closing, HOLL shall pay to the Shareholder Agent the amount by which the actual Merger Consideration exceeds the Merger Consideration paid at the Closing, provided that in no event shall there be an increase in the Merger Consideration as a result of the application of this Section 1.6(d). If the actual Merger Consideration, as determined pursuant to Section 1.6(d), is less than the Merger Consideration paid at the Closing, the Shareholder Agent shall pay to HOLL the amount by which the actual Merger Consideration is less than the Merger Consideration paid at the Closing. Any payment to be made pursuant to this
Section 1.6(d)(vi) shall be made by wire transfer of immediately available funds to a bank account designated by HOLL or the Shareholder Agent, to the other party within two business days after the Final Closing Working Capital and the Final Closing Cash Balance and any resulting Cash Makeup or Working Capital Makeup become final and binding on the parties hereto, provided that any such payment made to HOLL or the Shareholder Agent shall be paid first out of the funds, if any, in the Working Capital Escrow.

                     (vii) During the 75-day period immediately following the Closing Date, HOLL shall use, and shall cause the Surviving Corporation to use, commercially reasonable efforts in good faith to collect the Scheduled Receivables, using at least the same degree of care and diligence as HOLL exercises with respect to collecting its own accounts receivable; provided that in no event shall HOLL be required to threaten, commence or prosecute any action or other proceeding to collect any such account receivable unless mutually agreed to by HOLL and the Shareholder Agent.

                     (viii) If SSI disputes the validity of any accounts payable, such accounts payable are excluded from the determination of Current Liabilities pursuant to Section 1.6(d)(iii)(2) above, and it is determined or agreed that all or any part of such payable was rightfully payable by SSI or any of its Subsidiaries, SSI and the Shareholder Agent shall reimburse to HOLL the amount which is or was rightfully payable by SSI or any of its Subsidiaries within 30 days after such determination or agreement. Notwithstanding the foregoing, nothing herein shall prohibit or restrict HOLL or the Surviving Corporation from paying any disputed accounts payable at any time in their respective sole and absolute discretion.

                     (ix) For all purposes under this Section 1.6(c), all references to "GAAP," "generally accepted accounting principles" or similar terms, shall mean United States generally accepted accounting principles. Except as otherwise expressly provided herein, all calculations made pursuant to this
Section 1.6(c) shall be made in accordance with GAAP.

                 (e) Additional Payments at Closing. An amount equal to 25.6% of the Payments (as defined in Section 5.9 below) shall be withheld by the


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Shareholder Agent from the Series C Preferred Stock Consideration to be distributed to each holder of shares of Series C Preferred Stock in an amount equal to such Series C Preferred Stockholder's pro rata interest in the shares of Series C Preferred Stock; and an amount equal to 74.4% of the Payments shall be withheld by the Shareholder Agent from the Series D Preferred Stock Consideration to be distributed to each holder of shares of Series D Preferred Stock in an amount equal to such Series D Preferred Stockholder's pro rata interest in the shares of Series D Preferred Stock. The Payments shall be applied by the Shareholder Agent in accordance with Section 5.9 hereof. The Shareholder Agent may also withhold such additional amounts from the Merger Consideration as provided for in the Shareholder Agent Agreement (as defined below). The terms of this Section 1.6(e) shall not affect the Merger Consideration payable by HOLL to the Shareholder Agent.

                 (f) Exchange of Certificates. Upon the surrender and exchange of a stock certificate representing shares of SSI Stock, each SSI Shareholder shall be entitled to receive the respective Merger Consideration to which such Person is entitled pursuant to this Article 1, and the certificate(s) theretofore representing shares of SSI Stock shall forthwith be canceled. At the Closing, SSI shall deliver to HOLL whatever stock certificates evidencing shares of SSI Stock that SSI may have been able to obtain prior to the Closing, each in form suitable for transfer, endorsed in blank or with executed blank stock transfer powers ("Endorsed SSI Stock Certificates"), and HOLL shall deliver to the Shareholder Agent immediately available funds in an amount equal to $3,231,000.00, less (i) the amounts to be deposited in the Indemnity Escrow Account ($750,000), less (ii) the amounts to be deposited in the Accounts Receivable Escrow, less (iii) the amount of any reduction in the Merger Consideration pursuant to Section 1.6(d), and less (iv) that portion of the Merger Consideration attributable to the Dissenting Shareholders (as defined below). Promptly following the Closing, the Shareholder Agent shall deliver bank cashier's checks made payable to each SSI Shareholder who is entitled to receive Merger Consideration at the Closing and whose Endorsed SSI Stock Certificate was delivered to SSI on or prior to the Closing, such checks to be in such cash amounts as such SSI Shareholders may be entitled to based upon the number of shares of SSI Stock evidenced by their Endorsed SSI Stock Certificates delivered to SSI at or prior to the Closing. Until surrendered and exchanged as provided above, each certificate theretofore representing shares of SSI Stock shall represent solely the right to receive the Merger Consideration, and the SSI Shareholder thereof shall have no right to receive the Merger Consideration to which such Shareholder otherwise would be entitled; provided that at and after the Closing customary procedures allowing for payment against lost or destroyed SSI stock certificates against receipt of customary and appropriate certifications and indemnities shall be honored by the Shareholder Agent.

                 (g) Calculation. Unless specified otherwise herein, each calculation called for by this Agreement shall be carried out to five (5) decimal places.

                 (h) No Further Registration. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of SSI Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing shares of SSI Stock are presented to the Shareholder Agent, the Surviving Corporation or HOLL, they shall be canceled and exchanged for that portion of the Merger Consideration otherwise payable with respect to such shares of SSI Stock pursuant to Section 1.6(a) above, subject to applicable law in the case of Dissenting Shares (as defined in Section 1.7).

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                     (i) Appointment of the Shareholder Agent. Each SSI
Shareholder who has not executed and delivered the Shareholder Agent Agreement (the "Shareholder Agent Agreement") of even date herewith by and among SSI, the Shareholder Agent and the other parties thereto, but accepts any Merger Consideration in exchange for his, her or its shares of SSI Stock shall be deemed to have irrevocably appointed the Shareholder Agent as his, her or its attorney-in-fact and agent to act for such SSI Shareholder within the scope of the authority granted to the Shareholder Agent by the terms of the Shareholder Agent Agreement. The Shareholder Agent Agreement is attached hereto as
Exhibit F.

         Section 1.7. Appraisal Rights. Shares of SSI Stock that have not been voted for approval of this Agreement and with respect to which a demand for payment and appraisal have been properly made in accordance with Section 262 of the Delaware GCL ("Dissenting Shares"), will not be converted into the right to receive that portion of the Merger Consideration otherwise payable with respect to such shares of SSI Stock after the Effective Time but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of Delaware. If a holder of Dissenting Shares (a "Dissenting Shareholder") withdraws such holder's demand for such payment and appraisal or becomes ineligible for such payment and appraisal under Section 262 of the Delaware GCL, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder's Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, that portion of the Merger Consideration, if any, into which such Dissenting Shares would have been converted pursuant to Section 1.6. SSI will give HOLL and Acquisition Sub prompt notice of any demand received by SSI from a holder of Dissenting Shares for appraisal of shares of SSI Stock. The Shareholder Agent shall not voluntarily make any payment with respect to, settle or offer to settle or otherwise negotiate, any such demand, without HOLL's consent. Each Dissenting Shareholder who, pursuant to Section 262 of the Delaware GCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor, without interest thereon (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions and only to the extent permitted by applicable law).

         Section 1.8. Stock Options and Warrants. At the Effective Time, each outstanding option or warrant to purchase any shares of capital stock of SSI , including those listed in Item 2.3(b) of the Disclosure Letter (the "SSI Stock Options") issued pursuant to the 1997 and 1999 Stock Option Plans of SSI (the "SSI Plans") or otherwise, whether vested or unvested, whether then exercisable or not, shall cease to represent a right to acquire shares of SSI Stock and shall automatically be cancelled and terminated. Neither HOLL nor the Surviving Corporation shall assume any SSI Stock Options after the Merger. HOLL hereby agrees and acknowledges that SSI may accelerate, in whole or in part, the vesting periods of some or all of the SSI Stock Options prior to the Closing Date, that some or all of the SSI Stock Options may be exercised prior to the Closing Date, and that additional shares of SSI Common Stock may be issued between the date of this Agreement and the Closing Date as a result of such stock option exercises, provided, however, that none of the foregoing shall result in an increase in the Merger Consideration.

                                    ARTICLE 2

                     REPRESENTATIONS AND WARRANTIES OF SSI

         SSI hereby represents and warrants to each of HOLL and Acquisition Sub, subject to the exceptions set forth in the Disclosure Schedules delivered by SSI to HOLL that:

         Section 2.1. Organization and Good Standing. SSI and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted, and is qualified to do business, and is in good standing, as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on SSI. The officers and directors of SSI as of the date hereof are set forth on Item 2.1 of the Disclosure Schedule.

         Section 2.2. Power, Authorization and Validity.

                 (a) Power and Capacity. SSI has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which SSI is or will be a party that are required to be executed pursuant to this Agreement (the "SSI Ancillary Agreements"). The execution, delivery and performance of this Agreement and the SSI Ancillary Agreements have been duly and validly approved and authorized by SSI's Board of Directors as required by Delaware law and SSI's Amended and Restated Certificate of Incorporation and Bylaws. Correct and complete copies of SSI's Amended and Restated Certificate of Incorporation and Bylaws, as amended to date, and copies of all charter documents, as amended to date, of all of SSI's Subsidiaries, have been delivered to HOLL.

                 (b) No Filings. No filing, authorization or approval, governmental or otherwise, is necessary to enable SSI to enter into, and to perform its obligations under, this Agreement and the SSI Ancillary Agreements, except for (a) the filing of the Certificate of Merger with the Secretary of State of Delaware and the filing of appropriate documents with the relevant authorities of other states or foreign jurisdictions in which SSI or its subsidiaries are qualified to do business, if any; (b) the approval of the SSI Shareholders of the transactions contemplated hereby (provided that pursuant to the Voting Agreement of even date hereof, certain SSI Shareholders have agreed to vote their shares of SSI Stock in favor of the transactions contemplated hereby); and (c) consents required under contracts disclosed in Item 2.5 as exceptions to the representation made in the last sentence of Section 2.5 below.

                 (c) Binding Obligation. Subject to approval of this Agreement and the Merger by the SSI Shareholders, this Agreement and the SSI Ancillary Agreements are, or when executed by SSI will be, valid and binding obligations of SSI and the Shareholder Agent enforceable against SSI and the Shareholder Agent in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the

Certificate of Merger will not be effective until filed with the Delaware Secretary of State.

         Section 2.3. Capitalization of SSI.

                 (a) Authorized and Outstanding Capital Stock. The authorized capital stock of SSI consists of 241,588,408 shares of Common Stock, of which 18,890,521 shares are issued and outstanding (without giving effect to the exercise of any SSI Options (as defined below) which may be exercised after the date hereof), and 173,315,053 shares of Preferred Stock, of which (i) 5,220,000 shares have been designated as Series A Preferred Stock, 4,591,155 shares of which are issued and outstanding, (ii) 4,718,182 shares have been designated as Series B Preferred Stock, 3,871,213 shares of which are issued and outstanding,
(iii) 39,025,758 shares have been designated as Series C Preferred Stock, 38,836,364 shares of which are issued and outstanding, and (iv) 116,575,275 shares have been designated as Series D Preferred Stock, 99,290,540 shares of which are issued and outstanding. All issued and outstanding shares of SSI Stock have been duly authorized and were validly issued, are fully paid and non-assessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the Amended and Restated Certificate of Incorporation or Bylaws of SSI, or any agreement or document to which SSI is a party or by which it is bound and have been offered, issued, sold and delivered by SSI in compliance with all requirements of applicable federal and state securities laws. To the knowledge of SSI, each SSI Shareholder owns its shares of SSI Stock free and clear of all Security Interests, other than the restrictions imposed by federal and state securities laws and other than the restrictions on transfer contained in the agreements described in Item 2.3 of the Disclosure Schedule (the "Stockholder Agreements"). To the knowledge of SSI, the Stockholder Agreements represent all agreements among any of the SSI Shareholders and/or SSI regarding the ownership of SSI's capital stock.

                 (b) Options/Rights. An aggregate of 29,000,000 shares of SSI Common Stock are reserved and authorized for issuance pursuant to the SSI Plans, of which options to purchase a total of 102,500 shares of SSI Common Stock are outstanding. Except as set forth in Item 2.3(b), there are no other stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of SSI's authorized but unissued capital stock or any securities or debt convertible into or exchangeable for shares of SSI Stock or obligating SSI to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement ("Stock Acquisition Rights"). The terms of the SSI Plans provide that all outstanding options granted under the SSI Plans will terminate upon a merger of SSI if the successor corporation does not assume the SSI Stock Options. All Stock Acquisition Rights shall be terminated prior to the Closing. In addition, the SSI Plans shall be terminated at or prior to the Closing. HOLL acknowledges that some or all of the vested SSI Stock Options may be exercised after the date of this Agreement and prior to the Closing Date; provided, however, that the exercise of any such SSI Options shall not result in an increase in the Merger Consideration.

         Section 2.4. Subsidiaries. Except for the Subsidiaries of SSI listed in Disclosure Letter, Item 2.4, each of which is wholly owned (beneficially and of record) by SSI, SSI does not have, and does not have the right to acquire, any Subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture, limited liability company or other business entity.

         Section 2.5. No Violation of Existing Agreements; Third Party Consents and Approvals. Neither the execution and delivery of this Agreement nor any SSI Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, (a) any provision of the Amended and Restated Certificate of Incorporation or Bylaws of SSI or the charter documents of any Subsidiary, as currently in effect, (b) any instrument or contract to which SSI or any Subsidiary is a party or by which SSI or any Subsidiary is bound, or (c) any material federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to SSI or any Subsidiary or their respective assets or properties. Except as listed in Disclosure Schedules, Item 2.5, the consummation of the Merger and the other transactions contemplated by this Agreement and the SSI Ancillary Agreements, and the transfer to the Surviving Corporation of all rights, licenses, franchises, leases and agreements of SSI and each Subsidiary, (i) will not require the consent of any governmental or non-governmental third party or (ii) will not result in the creation of a Security Interest on any of the assets or property of SSI or any of its Subsidiaries.

         Section 2.6. Litigation. Except as listed in Disclosure Schedules, Item 2.6, there is no action, suit, proceeding, claim or investigation pending or, to SSI's knowledge, threatened, against SSI or any Subsidiary before any court, arbitrator or administrative agency.

         Section 2.7. Taxes.

                 (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

                     (i) "Tax" or "Taxes" means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any federal, state, foreign or local taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, value added, social security or other taxes, or payments made in lieu of taxes, including any interest, penalties or additions attributable thereto.

                     (ii) "Tax Returns" means all reports, estimates, declarations of estimated tax, information statements and returns with respect to any Tax, and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

                 (b) Except as set forth on Item 2.7 of the Disclosure
Schedules: (i) all Tax Returns required to be filed by or on behalf of SSI or its Subsidiaries have been duly filed on a timely basis, taking into account all extensions of time to file such Tax Returns; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) all Taxes due and payable by SSI or its Subsidiaries prior to the Closing Date either have been paid or will be timely paid prior to the Closing Date; (iv) HOLL has been supplied with true and complete copies of each Tax Return of SSI and its Subsidiaries for each such entity's last two taxable years, including each franchise or excise Tax Return based on income filed for the last two taxable years; (v) neither SSI nor any of its Subsidiaries (A) has ever been audited or received written notice of initiation thereof by any governmental taxing authority regarding Taxes, (B) has ever extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open, (C) is liable, contractually or otherwise, for the Taxes of any other person or entity (other than withholding Taxes arising in the ordinary course of business), (D) is a "consenting corporation" under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (E) has agreed to or is required to make any adjustment under Code Sections 142 or 481(a) or 263A, (F) has ever made any payments, is obligated to make any payments, or is a party to any agreement or arrangement that under certain circumstances could obligate it to make any payments that may not be deductible under Sections 162(m) or 280G of the Code,
(G) is a party to any allocation or sharing agreement with respect to Taxes, and
(H) has ever participated in the filing of any consolidated, combined or unitary Tax Return.

                 (c) Except as set forth Item 2.7 of the Disclosure Schedules,
(i) no property used by SSI or any of its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code; and (ii) none of the assets of SSI or any of its Subsidiaries secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                 (d) Except as set forth on Item 2.7 of the DisclosureSchedules, neither SSI nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract that is reasonably likely to be treated as a partnership for federal income tax purposes.

                 (e) Except as set forth in Item 2.7 of the Disclosure Schedule, neither SSI nor any of its Subsidiaries (i) is treated as the owner of a trust or any part of a trust under Section 671 of the Code; (ii) owns an interest in a passive foreign investment company within the meaning of Section 1297 of the Code or a qualified electing fund within the meaning of Section 1295 of the Code; or (iii) owns or has signature authority over any foreign bank account for which a report is required to be filed on Department of Treasury Form TD F 90-22.1.

                 (f) None of the Subsidiaries of SSI is or has been (i) a controlled foreign corporation within the meaning of Section 957 of the Code;
(ii) a foreign personal holding company within the meaning of Section 552 of the Code; (iii) an export trade corporation within the meaning of Section 971 of the Code; (iv) a domestic international sales corporation within the meaning of
Section 993 of the Code; or (v) a foreign sales corporation within the meaning of Subpart C of Part III of Chapter 1 N of the Code.

         For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its Subsidiaries, except to the extent that any such change, event, circumstance or effect is caused by or results from (i) changes in general economic or political conditions, (ii) changes affecting the industry generally in which such entity operates, or (iii) an act of war or terrorist attack.

         Section 2.8. SSI Financial Statements. SSI has delivered to HOLL as Disclosure Schedules, Item 2.8, SSI's unaudited (i) balance sheet as of December 31, 2003 and income statement for the year then ended, and (ii) balance sheet as of March 31, 2004 and income statement for the three-month period then ended (the "Interim Financials") (collectively the "Financial Statements"). (The unaudited balance sheet as of March 31, 2004 is herein referred to as the "Balance Sheet"). The Financial Statements fairly present in all material respects the financial condition and results of operation of SSI and its Subsidiaries for the periods then ended. The Interim Financials have been prepared in accordance with United States generally accepted accounting principles, except for the absence of footnotes and for normal year-end adjustments. SSI has no debt, liability or obligation of any kind, whether absolute, accrued, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Balance Sheet, except for those that may have been incurred after the date of the Balance Sheet in the ordinary course of its business or are not material in amount, and except for the Payments. All accounts receivable that are reflected in the Financial Statements or in SSI's or any of its Subsidiaries' books and records at the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by SSI in the ordinary course of its business and, to SSI's knowledge, are collectible in the ordinary course of business, subject to the reserves reflected in the Financial Statements. Any reserves reflected in the Financial Statements have been calculated consistent with past practices. To the knowledge of SSI and except as set forth in Item 2.8 of the Disclosure Letter, there is no current contest, claim, or right of set-off relating to the amount or validity of any such accounts receivable.

         Section 2.9. Title to Assets. Except as would not have a Material Adverse Effect on SSI or as set forth on Item 2.9 to the Disclosure Letter, SSI has good and marketable title to, or a valid leasehold interest in, all of its assets, free and clear of all Security Interests (other than for taxes not yet due and payable). Except as would not have a Material Adverse Effect on SSI, all tangible personal property owned or used by SSI or its Subsidiaries is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which SSI or any Subsidiary is a party are fully effective and afford SSI or the Subsidiary peaceful and undisturbed possession of the subject matter of the lease. Attached as Item 2.9 of the Disclosure Letter is a true and complete (a) list of each item of tangible personal property that is used in or pertains to the business and operations of SSI or its Subsidiaries (whether owned, leased, licensed or otherwise) having a depreciated book value on the date hereof in excess of $1,000.00, and (b) list of the owner and each agreement relating to the use of any such item of tangible personal property not owned by SSI or its Subsidiaries.

         Section 2.10. Contracts and Commitments. Prior to the Closing, SSI shall have delivered or made available to HOLL or its counsel all contracts and agreements to which SSI or any of its Subsidiaries is a party, other than agreements that will expire in accordance with their terms as of or prior to the Closing without any penalty or premium and without any continuing obligation or liability thereunder on the part of SSI, any of its Subsidiaries, HOLL or the Surviving Corporation (collectively, the "Contracts") (it being agreed and acknowledged by HOLL that portions of copies of certain Contracts so delivered or made available have been redacted). Item 2.10 of the Disclosure Schedules sets forth a true and correct list of all Material Contracts to which SSI or any of its Subsidiaries are a party, or by which SSI or any of its Subsidiaries are bound. Except as set forth on Item 2.10 of the Disclosure Schedules, in each case, each of the Material Contracts (i) is valid, binding and in full force and effect against SSI or its Subsidiary, as applicable, and, to the knowledge of SSI, the other party or parties thereto, and (ii) to the knowledge of SSI, is not voidable by the other party or parties thereto for any reason. In each case, no event has occurred which, through notice or the passage of time or otherwise would result in a default under the terms of any of the Material Contracts by SSI or its Subsidiary or, to the knowledge of SSI, any other party. Neither SSI nor any of its Subsidiaries has received written notice that any party to any of the Material Contracts intends to cancel, terminate or modify any such Material Contract or that any party which has an option or extension right running in favor of such party under the terms of any such Material Contract has notified

SSI in writing of its election not to exercise such option or extension right. On May 5, 2004, SSI delivered to HOLL (a) the Schedule of Certain Material Contracts attached hereto as Item 2.10A of the Disclosure Schedule (the "Redacted Contract Schedule"), and (b) true and correct copies of each contract referred to on the Redacted Contract Schedule, except that provisions of the contracts which identify the name of the contracting party and the type of license have been redacted. No later than ten days after the date hereof, SSI shall deliver to HOLL true and correct copies of the non-redacted versions of such contracts and all other customer contracts.

         Section 2.11. Intellectual Property. Item 2.11 of the Disclosure Letter contains a true and complete list of all Intellectual Property Rights (as defined below), other than trade secrets and know how, owned by SSI or any of its Subsidiaries, in which SSI or any of its Subsidiaries has any rights, or otherwise used by SSI or any of its Subsidiaries in the conduct of their respective businesses (collectively, the "SSI IP Rights"). Except as set forth in Item 2.11 of the Disclosure Letter, SSI and its Subsidiaries own, or have the right to use, sell or license all Intellectual Property Rights necessary or required for the conduct of their respective businesses as presently conducted. Except as set forth in Item 2.11 of the Disclosure Letter, neither SSI nor any of its Subsidiaries is a party to any license, agreement or arrangement, whether as licensor, licensee or otherwise, with respect to the SSI IP Rights. The execution, delivery and performance of this Agreement and the SSI Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not constitute a material breach of any instrument or agreement governing any SSI IP Right (the "SSI IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any SSI IP Right or materially impair the right of SSI or any Subsidiaries to use, sell or license any SSI IP Right or portion thereof (except where such breach, forfeiture or termination would not have a Material Adverse Effect on
SSI). SSI or its Subsidiaries holds all applicable and appropriate software licenses for all software used or that resides on any computers owned, licensed or otherwise used by SSI or its Subsidiaries. There are no royalties, honoraria, fees or other payments payable by SSI or any of its Subsidiaries to any person by reason of the ownership, use, license, sale or disposition of the SSI IP Rights (other than as set forth in the SSI IP Rights Agreements listed in Item 2.11). Except as set forth in Item 2.11 of the Disclosure Letter, to the knowledge of SSI, neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by SSI or any of its Subsidiaries violates any license or agreement between SSI or any of its Subsidiaries and any third party or materially infringes any Intellectual Property Right of any third party; and there is no pending or, to the knowledge of SSI, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any SSI IP Right, nor has SSI received any notice asserting that any SSI IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party. SSI has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material SSI IP Rights. To the knowledge of SSI, (i) no person or entity is violating or infringing any of the SSI IP Rights, and (ii) no employee, agent or representative of SSI or any of its Subsidiaries has used, appropriated or disclosed, directly or indirectly, any trade secrets or other proprietary or confidential information of SSI, any of its Subsidiaries or any third party. As used herein, the term "Intellectual Property Rights" shall mean all worldwide intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, domain names, and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

         Section 2.12. Compliance with Laws. Except as set forth in Item 2.12 of the Disclosure Letter, SSI and each of its Subsidiaries has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all material respects, with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (the violation of which would have a Material Adverse Effect on SSI). Each of SSI and its Subsidiaries has received all material permits, licenses and approvals from, and has made all material filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business (collectively, the "Permits").

         Section 2.13. Employees, ERISA and Other Compliance. In each case, except with respect to the Payments:

                 (a) Except as set forth in Item 2.13(a) of the Disclosure Letter, neither SSI nor any of its Subsidiaries has any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                 (b) Neither SSI nor any of its Subsidiaries (i) is subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, or (iv) has any current labor disputes. Since the commencement of operations of SSI there has not been any strike, work stoppage, or other occurrence, event or similar labor disturbance in connection with SSI's or its Subsidiaries' operations, and, to the knowledge of SSI, no strike, work stoppage, or other such occurrence, event, condition, or disturbance is threatened.

                 (c) Item 2.13(c) of the Disclosure Letter identifies (i) each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of SSI and its Subsidiaries, or with respect to which any of SSI or its Subsidiaries may have liability, and
(ii) all other written or oral plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between SSI or any Subsidiary and any employee of SSI or any Subsidiary, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently maintained, contributed to or entered into by SSI or any Subsidiary under which SSI or any Subsidiary or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "SSI Employee Plans"). Item 2.13(c) of the Disclosure Letter also lists each employee of SSI and its Subsidiaries, and their respective titles, salaries and benefits. For purposes of this Section 2.13(c), "ERISA Affiliate" shall mean any entity which is a member of (A) a

"controlled group of corporations," as defined in Section 414(b) of the Internal Revenue Code of 1986 (the "Code"), (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes SSI or any Subsidiary. Copies of all SSI Employee Plans (and, if applicable, related trust agreements, summary plan descriptions, insurance contracts, investment management contracts, administrative service agreements, and actuarial reports and certifications) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been delivered to HOLL or its counsel, together with the most recent annual reports (Form 5500, including all Schedules thereto) prepared in connection with any such SSI Employee Plan. All SSI Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in
Section 3(2) of ERISA (collectively, the "SSI Pension Plans"), are identified as such in Item 2.13(c) of the Disclosure Letter. All contributions due from SSI or any Subsidiary with respect to any of the SSI Employee Plans have been made as required under ERISA. Accruals for contributions not yet due are properly reflected in the Financial Statements . Except as would not have a Material Adverse Effect on SSI, each SSI Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such SSI Employee Plans. All amounts deducted from the compensation otherwise due any employee pursuant to an SSI Plan providing 401(k) benefits have been "timely paid," within the meaning of applicable Treasury and Department of Labor Regulations, to the corresponding trust. There is no unfunded liability with respect to any SSI Pension Plan. With respect to each SSI Employee Plan, (i) no breach of fiduciary duty by any employee or contractor of SSI, any Subsidiary of SSI, or any ERISA Affiliate has occurred;
(ii) there is no material dispute with any participant or person claiming to be a participant; (iii) there is no material dispute or any audit or investigation by any governmental authority which has been noticed, commenced or threatened in writing; (iv) all deductions claimed for contributions made or accrued meet the requirements for deductibility under the Code; (v) SSI and its Subsidiaries have expressly reserved the right to amend, modify or terminate such plan, or any portion of it, at any time without liability (except to the extent liability arises by reason of the requirements of applicable law); and (vi) there is no requirement that SSI or its Subsidiaries continue to employ any person.

                 (d) No SSI Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA, and neither SSI nor any of its Subsidiaries has any withdrawal liability under Title IV of ERISA. No SSI Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any SSI Employee Plan which is covered by Title I of ERISA which would result in a material liability to SSI and its Subsidiaries taken as a whole, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any SSI Employee Plan has or will make SSI or any officer or director of SSI subject to any material liability under Title I of ERISA or liable for any material tax or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

                 (e) Any SSI Pension Plan which is intended to be qualified under Section 401(a) of the Code (a "SSI 401(a) Plan") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Copies of the determination letters with respect to each such plan have been delivered to HOLL or its counsel.

                 (f) Item 2.13(f) of the Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not a SSI Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by SSI or any Subsidiary and (C) covers any employee or former employee of SSI or any Subsidiary. Such contracts, plans and arrangements as are described in this
Section 2.13(f) are herein referred to collectively as the "SSI Benefit Arrangements." SSI has heretofore delivered to HOLL true and complete copies of its and its Subsidiaries' employee manuals, handbooks, policies and benefits. All such policies are in full force and effect, have not been amended or modified in any respect, and have been followed in all material respects by SSI or its Subsidiaries. With respect to each SSI Benefit Arrangement which provides welfare benefits of the type described in Section 3(1) of ERISA: (i) no such SSI Benefit Arrangement provides medical or death benefits with respect to current or former employees or directors of the Company beyond their termination of employment, other than coverage mandated by applicable law; (ii) no such SSI Benefit Arrangement is or is provided through a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA; and (iii) no such SSI Benefit Arrangement has reserves, assets, surpluses, or prepaid premiums not properly accounted for on the Financial Statements.

                 (g) Except as set forth on Item 2.13(g) of the Disclosure Letter, neither SSI nor any Subsidiary is a party to any (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SSI in the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated after the Effective Time, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or which will result in any payment (including, without limitation, severance or "golden parachute" payments).

                 (h) SSI's reported revenue for the period from January 1, 2004 through June 8, 2004 was less than $1,400,000 and, as such, as of June 8, 2004, Lee Zahavi was not entitled to receive the commission that is based on the reported revenue of SSI for the period from January 1, 2004 through June 30, 2004 and which is described in Item 2.13(c) of the Disclosure Schedule. SSI makes no representation as to whether any such commissions will become payable as a result of revenue that is reported subsequent to June 8, 2004.

         Section 2.14. Corporate Documents. SSI has made available to HOLL for examination all documents and information listed in the Disclosure Letter or other exhibits called for by this Agreement (it being understood that certain provisions of the foregoing documents and information have been redacted).

         Section 2.15. No Brokers. Neither SSI nor any of its Subsidiaries is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Certificate of Merger or in connection with any transaction contemplated hereby or thereby.

         Section 2.16. Books and Records. The books, records and accounts of SSI and its Subsidiaries (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, and (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of SSI.

         Section 2.17. Real Property.

                 (a) Neither SSI nor any of its Subsidiaries own any interest in any real property.

                 (b) Item 2.17 of the Disclosure Letter lists all real property leased or subleased to, or otherwise occupied by, SSI or any of its Subsidiaries. SSI has delivered to HOLL correct and complete copies of the leases and subleases listed in Item 2.17 of the Disclosure Letter (collectively, the "Leases"). With respect to each such Lease, in each case except as would not have a Material Adverse Effect on SSI, the Lease (i) is legal, valid, binding, enforceable and in full force and effect against SSI or its Subsidiary, as applicable, and, to the knowledge of SSI, the other party or parties thereto, and SSI or the SSI Subsidiary which is a party to such Lease enjoys and is entitled to quiet possession thereunder and (ii) to the knowledge of SSI, is not voidable by the other party or parties thereto for any reason; no event has occurred which, through notice or the passage of time or otherwise could result in a material default under the terms of any of the Leases by SSI or its Subsidiary or, to the knowledge of SSI, any other party. No party to any Lease has repudiated any provision thereof, and there are no disputes, oral agreements, or forbearances in effect as to the Lease.

         Section 2.18. No Material Adverse Change. Except as set forth on Item
2.18 of the Disclosure Letter, since March 31, 2004, there has not been any material adverse change in the business, operations or assets of SSI or its Subsidiaries. Without in any way limiting the generality of the foregoing, there exists no actual or, to SSI's knowledge, threatened terminations, cancellations or limitations of, or any material modification or change in, (i) the current business relationship of SSI or any of its Subsidiaries with any customer or group of customers whose business is material to the operation of SSI's or such Subsidiary's business; or (ii) the current business relationship of SSI or any of its Subsidiaries with any supplier that is material to the operation of SSI's or such Subsidiary's business.

         Section 2.19. Interest in Customers, Suppliers and Competitors. Neither SSI nor any of its Subsidiaries, nor, to the actual knowledge of SSI, without investigation or inquiry, any of SSI's or its Subsidiaries' officers, directors or employees, or any family member or affiliate of any of the foregoing, has any direct or indirect interest in any competitor, supplier or customer of SSI or its Subsidiaries or their respective businesses or in any person or entity from whom SSI or any of its Subsidiaries leases any real or tangible or intangible personal property, or in any other person or entity with whom SSI or any of its Subsidiaries is doing business, except for the ownership of up to 5% of the stock of a publicly traded entity and except in each case for transactions entered into on an arms'-length basis.

         Section 2.20. Insurance Policies. The assets, properties and operations of SSI and its Subsidiaries are insured under various policies of general liability and other forms of insurance, all of which are described on Item 2.20 of the Disclosure Letter, which discloses for each policy the risks insured against, coverage limits, deductible amounts, and the effective date and expiration date of such policy. Except in connection with SSI's recently completed arbitration involving Lorraine Zavala, there are no outstanding claims under any of such insurance policies.


                                    ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                              THE SHAREHOLDER AGENT

         The Shareholder Agent hereby represents and warrants to HOLL and Acquisition Sub as follows:

         Section 3.1. Organization.

                 (a) The Shareholder Agent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

                 (b) As of the Closing, the Shareholder Agent will be duly qualified or licensed and in good standing to do business in the State of New York and such other states as necessary in order for it to carry out the transactions contemplated hereby.

         Section 3.2. Power, Authorization and Validity.

                 (a) Power and Capacity. The Shareholder Agent has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which it is or will be a party that are required to be executed pursuant to this Agreement (the "Shareholder Agent Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Shareholder Agent Ancillary Agreements have been duly and validly approved and authorized by the Shareholder Agent and its sole member.

                 (b) No Filings. No filing, authorization or approval, governmental or otherwise, is necessary to enable the Shareholder Agent to enter into, and to perform its obligations under, this Agreement and the Shareholder Agent Ancillary Agreements.

         Section 3.3. Binding Obligation. This Agreement and the Shareholder Agent Ancillary Agreements are, or when executed by the Shareholder Agent will be, valid and binding obligations of the Shareholder Agent, enforceable against it in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

         Section 3.4. No Assets. The Shareholder Agent has no material assets, liabilities or operations and was formed solely to enter into the transactions contemplated hereby

                                   ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF
                            HOLL AND ACQUISITION SUB

         HOLL and Acquisition Sub hereby represent and warrant to SSI as follows:

         Section 4.1. Organization.

                 (a) HOLL and Acquisition Sub are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

                 (b) Each of HOLL and Acquisition Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on HOLL.

         Section 4.2. Power, Authorization and Validity.

                 (a) Power and Capacity. HOLL and Acquisition Sub each have the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which HOLL and/or Acquisition Sub is or will be a party that are required to be executed pursuant to this Agreement (the "HOLL Ancillary Agreements"). The execution, delivery and performance of this Agreement and the HOLL Ancillary Agreements have been duly and validly approved and authorized by the Board of Directors of HOLL and Acquisition Sub as required by applicable law, and the Certificate of Incorporation and Bylaws of each of HOLL and Acquisition Sub. The execution, delivery and performance of this Agreement and the HOLL Ancillary Agreements by HOLL do not require the consent of HOLL's stockholders.

                 (b) No Filings. No filing, authorization or approval, governmental or otherwise, is necessary to enable HOLL or Acquisition Sub to enter into, and to perform its obligations under, this Agreement and the HOLL Ancillary Agreements, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

                 (c) Binding Obligation. This Agreement and the HOLL Ancillary Agreements are, or when executed by HOLL and Acquisition Sub will be, valid and binding obligations of HOLL and Acquisition Sub, enforceable against them in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Certificate of the Merger will not be effective until filed with the Delaware Secretary of State.

         Section 4.3. No Violation of Existing Agreements; Third Party Consents and Approvals. Neither the execution and delivery of this Agreement nor any HOLL Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of HOLL or the charter documents of any Subsidiary of HOLL, as currently in effect, (b) in any material respect, any material instrument or contract to which HOLL or any Subsidiary of HOLL is a party or by which HOLL or any Subsidiary is bound, or
(c) in any material respect, any material federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to HOLL or any Subsidiary or their respective assets or properties. The consummation of the Merger will not require the consent of any third party that has not been obtained or will not be obtained prior to the Effective Time.

         Section 4.4. Brokers. No broker, finder or investment banker is entitled to any finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HOLL or Acquisition Sub.

         Section 4.5. No Prior Activities of Acquisition Sub. Except for obligations incurred in connection with its incorporation or organization, or the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, Acquisition Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

         Section 4.6. No Financing Condition. HOLL's obligations hereunder are not in any way conditioned upon its ability to obtain any debt or equity financing for the Merger.

         Section 4.7. SSI Disclaimer. Except for the representations and warranties expressly made by SSI hereunder or under any of the other documents, instruments or agreements entered into in connection with or pursuant to this Agreement, neither SSI nor any of its Subsidiaries has made any representations or warranties concerning SSI or any of its Subsidiaries, or any of their respective assets, liabilities, financial condition, business or operations, or any other matter.

                                    ARTICLE 5

                                    COVENANTS

         Section 5.1. Conduct of Business of SSI. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, SSI will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practices, and consistent with such operation, SSI and its Subsidiaries shall use their respective commercially reasonable efforts to preserve intact the goodwill of such business, the present organization of such entity and the relationships of such entity with persons having relationships with it. Without limiting the generality of the foregoing, prior to the Effective Time, neither SSI nor any Subsidiary of SSI shall, without the prior consent of HOLL:

                 (a) amend its Amended and Restated Certificate of Incorporation or Bylaws (or in the case of any Subsidiary, amend its charter documents);

                 (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including any stock options or stock appreciation rights) or convertible or exchangeable securities, except for the issuance of shares of SSI Common Stock upon the exercise of any SSI Stock Option or upon the conversion of any Preferred Stock into SSI Common Stock in accordance with the terms of the Preferred Stock as of the date hereof;

                 (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to any shareholders in their capacities as such, or redeem or otherwise acquire any of its outstanding securities (other than the cancellation of SSI Stock Options following termination of employment with or provision of services to SSI or any Subsidiary);

                 (d) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of SSI or any Subsidiary, or otherwise alter SSI's or any Subsidiary's corporate structure;

                 (e) except for equipment leases entered into in the ordinary course of business and which would require not more than $100,000 in total rental payments under the terms of all such leases, (i) incur, assume or forgive any debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to or investments in any other Person (other than loans, advances or capital contributions or investments by SSI to or in any wholly owned Subsidiary, by any wholly owned Subsidiary in SSI or by any wholly owned Subsidiary in any other wholly owned Subsidiary); (iv) pledge or otherwise encumber shares of capital stock of SSI or any Subsidiary; or (v) mortgage, pledge or otherwise subject to any Security Interest, any of their assets or properties, tangible or intangible, or create or suffer to exist any Security Interest thereupon;

                 (f) enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer, employee or consultant or pay any benefit not required by any plan and arrangement as in effect on the date hereof and disclosed in the Disclosure Letter (including the granting of stock appreciation rights or performance units);

                 (g) except for equipment leases entered into in the ordinary course of business and permitted by Section 5.1(e) above, (i) acquire, sell, lease, license or dispose of any assets or property in any single transaction or series of related transactions, other than non-exclusive licenses or sales of its products or services in the ordinary course of business consistent with past practices, or (ii) acquire, sell, lease, license, transfer or otherwise dispose of any Intellectual Property Rights, in each case other than non-exclusive licenses or sales of its products or services in the ordinary course of business consistent with past practices;

                 (h) make any payments to CMPi in respect of any indebtedness or other obligations to CMPi;

                 (i) except as may be required as a result of a change in applicable law or in generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;

                 (j) revalue in any material respect any of its assets or properties, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business; or institute or threaten to institute any action against any third party in connection with any account receivable or act in any manner not commercially reasonable with respect to the collection thereof.

                 (k) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, limited liability company, partnership or other business organization or division thereof or any equity interest therein;
(ii) enter into any contract that would fall within the definition of "Material Contract" (other than agreements for the non-exclusive license or sale of its products or services in the ordinary course of business); (iii) notwithstanding the provisions of Section 5.6 below, amend, modify or waive any material right under any Material Contract or terminate any Material Contract; or (iv) authorize any new capital expenditure or expenditures that are individually or in the aggregate in excess of $10,000;

                 (l) fail to file any Tax Returns when due (taking into account valid extensions of time to file), or fail to cause such Tax Returns when filed to be true, correct and complete in all material respects;

                 (m) take or agree in writing or otherwise to take any of the actions described in any of Sections 5.1(a) through 5.1(l).

         Section 5.2. Approval of Shareholders. SSI shall use commercially reasonable efforts to take all actions necessary in accordance with the Delaware GCL and its Amended and Restated Certificate of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of the SSI Shareholders or solicit the written consent of the SSI Shareholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. SSI shall promptly solicit the votes or the written consents of the SSI Shareholders approving this Agreement and the Merger. The directors of SSI shall recommend approval of this Agreement by the SSI Shareholders. SSI shall comply with the applicable requirements of the Delaware GCL and the rules and regulations promulgated thereunder in connection with the solicitation of votes to approve this Agreement and the Merger from its shareholders. HOLL shall have the right to review and approve all written solicitation materials, which approval shall not be unreasonably withheld or delayed.

         Section 5.3. Certain Filings; Reasonable Efforts; Access. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective on the earliest practicable date the transactions contemplated by this Agreement, including executing any additional instruments necessary to consummate the transactions contemplated hereby and taking all commercially reasonable steps necessary or desirable to obtain all necessary consents and approvals of third parties and to otherwise satisfy all conditions precedent to the Closing. Prior to the Effective Time, SSI and its Subsidiaries agree to provide reasonable cooperation with respect to all due diligence investigations conducted by or on behalf of HOLL, and shall provide HOLL and its authorized representatives with reasonable access (a) to all locations at which SSI or its Subsidiaries conduct their business, (b) to all books, records, agreements, documents and other materials and information reasonably related to the transactions contemplated by this Agreement, and (c) to all agents, attorneys, employees, and accountants of SSI or its Subsidiaries; provided, however, that
(i) such investigations shall be conducted in a manner that does not materially interfere with normal operations of SSI or its Subsidiaries; and (ii) SSI's CEO shall be notified in advance of any contact with any employees and shall be afforded the opportunity to participate in any discussions or meetings involving such employees. In addition, SSI and its Subsidiaries shall furnish to HOLL such financial information, operating data and other information concerning their businesses as HOLL may reasonably request from time to time.

         Section 5.4. Confidentiality; Public Announcements. Each of the parties hereto will hold, and will cause its agents, representatives, consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Nondisclosure Agreement, dated June 16, 2003, between SSI and HOLL. At all times prior to the Closing, HOLL and SSI will consult with one another before issuing any press release, otherwise making any public statements, or filing any report with the Securities and Exchange Commission on Form 8-K with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law.

         Section 5.5. Notification of Certain Matters. SSI shall give prompt notice to HOLL and Acquisition Sub, and HOLL and Acquisition Sub shall give prompt notice to SSI, of (i) the occurrence or nonoccurrence of any event, other than any event contemplated or permitted by this Agreement, the occurrence or nonoccurrence of which has caused any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (ii) any failure of SSI, HOLL or Acquisition Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.6. Additions to and Modification of Disclosure Letter. From time to time prior to the Closing, SSI shall promptly provide to HOLL and Acquisition Sub proposed supplements or revisions to Items on the Disclosure Schedule attached hereto with respect to any matter arising after the date hereof which, if existing or occurring on the date hereof, would have been required to have been disclosed as an exception to any representation or warranty of SSI contained in this Agreement in order to avoid making such representation and warranty inaccurate or misleading in any material respect ("Post-Signing Matters"). HOLL shall have the right to approve or disapprove any such proposed supplement or revisions relating to Post-Signing Matters provided that, unless HOLL delivers to SSI written notice of its disapproval within five
(5) business days after receipt of such proposed supplement or revision, HOLL shall be deemed to have approved such supplement or revision. If HOLL disapproves such proposed supplement or revision in a timely manner, HOLL's sole remedy shall be to terminate this Agreement within ten (10) business days after SSI receives written notice of HOLL's disapproval. If this Agreement is terminated pursuant to this Section 5.6, the provisions of Section 7.2 shall apply. Notwithstanding the foregoing, any proposed supplement or revision shall not be subject to or governed by this Section 5.6 to the extent such proposed supplement or revision relates to matters other than Post-Signing Matters or to the extent such proposed supplement or revision arises from acts or omissions of SSI in bad faith for the purpose of avoiding SSI's obligations under this Agreement.

         Section 5.7. Indemnity Escrow Agreement. Effective on and as of the Effective Time, HOLL, the Shareholder Agent and the other parties called for therein shall execute and deliver the Indemnity Escrow Agreement in the form attached hereto as Exhibit B, and there shall be delivered to, and directly deposited with, the Indemnity Escrow Agent, for the account and future potential benefit of the holders of Series C Preferred Stock and Series D Preferred Stock, the cash called for by the Indemnity Escrow Agreement; provided, however, that such cash shall be held and disbursed by the Indemnity Escrow Agent pursuant to the terms and conditions of the Indemnity Escrow Agreement.

         Section 5.8. D&O Insurance and Indemnification. Prior to the Closing, SSI shall obtain, and pay all premiums required for, an appropriate endorsement to the existing SSI Management Liability Insurance Policy with Admiral Insurance Company (the "D & O Policy) so that such policy shall provide coverage for a period of not less than 36 months from the Closing in an aggregate amount not less than the coverage by the D&O Policy as it currently exists for all covered claims made after the Closing for occurrences prior to or at the Closing, with a deductible amount not to exceed the current deductible under the D&O Policy.

HOLL agrees, on behalf of the Surviving Corporation, as follows with respect to the foregoing: (a) it will not agree to any changes to the D & O Policy without the prior approval of the Shareholder Agent (except that it may extend the policy without such approval); and (b) so long as the D & O Policy is in effect, it will promptly provide the Shareholder Agent with copies of any notices or other correspondence it receives with respect thereto.

         Section 5.9. Employee Matters. The Closing shall not affect any individual's status as an employee of SSI or of any SSI Subsidiary, except that all of the SSI Stock Options shall be terminated prior to the Closing in accordance with Section 1.8. In any terminations, layoffs or other actions pertaining to any employee of SSI or any SSI Subsidiary after the Closing, HOLL shall (at its sole cost and expense), and shall cause SSI and each SSI Subsidiary to, comply with all employment contracts, employee manuals, and applicable federal, state and local laws, including, without limitation, those requiring notice or prohibiting discrimination or the Worker Adjustment and Retraining Notification Act of 1988. Furthermore, to the extent that the SSI Board of Directors authorizes payments to any of SSI's officers or employees by reason of the Merger (the "Payments"), such Payments shall be payable to such officers and employees solely out of the Merger Consideration withheld by the Shareholder Agent as provided in Section 1.6(e) hereof.

         Section 5.10. Repayment of SSI Note. At the Effective Time, HOLL shall
(i) wire transfer funds in the amount of $769,000 to CMPi and (ii) deliver stock certificates representing the HOLL Shares in the name of CMPi or its designee, each pursuant to the Note Repayment Agreement (as defined in Section 5.11 below).

         Section 5.11. Delivery of Note Repayment Agreement, Non-Competition Agreement and Letter of Credit. At the Effective Time, HOLL and SSI shall execute and deliver to each other and to CMPi (i) a Note Repayment Agreement in the form attached hereto as Exhibit C-1 (the "CMPi Note Repayment Agreement"), and (ii) a Non-Competition Agreement in the form attached hereto as Exhibit C-2 (the "CMPi Non-Competition Agreement"). The obligations of HOLL under the CMPi Non-Competition Agreement shall be secured by an unconditioned irrevocable standby letter of credit issued by the Bank with CMPi as the beneficiary thereof, in the form attached hereto as Exhibit D (the "Letter of Credit").

         Section 5.12. Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Section 7.1 hereof, neither SSI nor any of its officers, directors, employees or representatives shall, directly or indirectly, solicit, initiate or encourage the submissions of proposals or offers from any other Person relating to any merger, share exchange or similar transaction or sale of any significant amount of assets, cooperate with any Person in connection with any such transaction, or participate in any discussions or negotiations regarding any such transaction.

         Section 5.13. Shareholder Agent. SSI agrees that HOLL may rely on any actions taken by the Shareholder Agent on behalf of the SSI Shareholders in accordance with the terms of the Shareholder Agent Agreement as having been taken by the SSI Shareholders a party thereto.

         Section 5.14. Inventory of FF&E. Within three days after the date hereof, SSI shall provide HOLL with a true and correct list of all furniture, fixtures and equipment owned by SSI or any of its Subsidiaries and which has a depreciated book value of $1,000.00 or more as of such date.

         Section 5.15. Accounts Receivable. At the Closing, SSI shall provide HOLL with a schedule (the A/R Schedule") of all accounts receivable (the "Scheduled Receivables") that, as of the Closing Date, are more than 90 days past due. SSI covenants that the Scheduled Receivables will be collected in full, without any set-off (but net of the reserve established for such accounts receivable pursuant to this Agreement ), within 75 days after the Closing, and will indemnity HOLL pursuant to Section 8.2 to the extent such accounts receivables are not so collected . Any payments received by SSI and/or the Surviving Corporation from any of the customers set forth on the A/R Schedule shall first be applied to amounts reflected on the A/R Schedule.

                                   ARTICLE 6

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         Section 6.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

                 (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the SSI Shareholders, and the SSI Shareholders shall have taken all other corporate actions necessary to authorize the execution, delivery and performance of this Agreement, the consummation of the Merger and the transactions contemplated hereby and thereby; and

                 (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state governmental entity that prohibits, restrains, enjoins or restricts the consummation of the Merger.

         Section 6.2. Conditions to the Obligations of SSI. The obligations of SSI to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of each of the following conditions (any one or more of which may be waived by SSI in writing):

                 (a) the representations and warranties of HOLL and Acquisition Sub contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except to the extent such representations specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) unless the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on HOLL or materially interfere with the transactions contemplated hereby, and, at the Closing, HOLL and Acquisition Sub shall have delivered to SSI a certificate to that effect, executed on behalf of HOLL by one or more executive officers of each of HOLL and Acquisition Sub;

                 (b) each of the covenants and obligations of HOLL and Acquisition Sub to be performed on or before the Closing Date pursuant to this Agreement shall have been duly performed in all material respects on or before the Closing Date and, at the Closing, HOLL and Acquisition Sub shall have delivered to SSI a certificate to that effect, executed on behalf of HOLL by one or more executive officers of each of HOLL and Acquisition Sub;

                 (c) HOLL shall have delivered to CMPi:

                     (i) the CMPi Note Repayment Agreement and the CMPi Non-Competition Agreement, in substantially the forms attached hereto as Exhibit C-1 and Exhibit C-2, respectively, executed by HOLL effective as of the Closing Date;

                     (ii) the Letter of Credit, in the form attached hereto as Exhibit D, executed by HOLL and the Bank effective as of the Closing Date; and

                     (iii) immediately available funds in the amount of $769,000 and certificates representing the HOLL Shares, as payment in full on the SSI Note.

                 (d) HOLL and the other parties called for therein (other than SSI and the Shareholder Agent) shall have executed and delivered the Indemnity Escrow Agreement, effective as of the Closing Date; and a deposit of $750,000 as called for therein shall have been delivered to the Escrow Agent.

         Section 6.3. Conditions to the Obligations of HOLL and Acquisition Sub. The respective obligations of HOLL and Acquisition Sub to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions (any one or more of which may be waived by HOLL in writing, except that the condition specified in subsection (i) may not be waived without the consent of SSI):

                 (a) the representations and warranties of SSI contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except to the extent such representations specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), unless the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on SSI, and, at the Closing, SSI shall have delivered to HOLL and Acquisition Sub a certificate to that effect, executed on behalf of SSI by its CEO;

                 (b) each of the covenants and obligations of SSI to be performed on or before the Closing Date pursuant to this Agreement shall have been duly performed in all material respects on or before the Closing Date and, at the Closing, SSI shall have delivered to HOLL and Acquisition Sub a certificate to that effect, executed on behalf of SSI by its CEO;

                 (c) there shall not have occurred a Material Adverse Effect with respect to SSI;

                 (d) SSI shall have obtained the consents set forth in Item 2.5 of the Disclosure Letter;

                 (e) HOLL shall have received the CMPi Note Repayment Agreement and the CMPi Non-Competition Agreement, in substantially the forms attached hereto as Exhibit C-1 and Exhibit C-2, respectively, executed by CMPi and SSI effective as of the Closing Date;

                 (f) HOLL shall have received for cancellation the SSI Note from CMPi;

                 (g) HOLL shall have received the resignations, effective as of the Closing, of each director and officer of SSI and each of its Subsidiaries whom HOLL shall have specified in writing no later than 3 days prior to the Closing;

                 (h) SSI, the Shareholder Agent and the other parties called for therein (other than HOLL) shall have executed and delivered the Indemnity Escrow Agreement, each effective as of the Closing Date;

                 (i) HOLL shall have received satisfactory evidence that SSI has given to holders of its Common Stock, Preferred Stock and SSI Stock Options 20 days' notice of the Merger as is required by the terms of SSI's Amended and Restated Certificate of Incorporation and Bylaws, or the SSI Plans, respectively, and the longest of the notice periods required by the Amended and Restated Certificate of Incorporations, Bylaws, or SSI Plans shall have expired, or in lieu thereof with respect to any such required notice, HOLL shall have received satisfactory evidence that such notice has been waived in writing;

                 (j) HOLL shall have received an opinion from Troy & Gould Professional Corporation to the effect that this Agreement and the Merger have been duly authorized by all requisite corporate action of the directors and shareholders of SSI;

                 (k) HOLL shall have received satisfactory evidence that each of the Stockholder Agreements have been terminated, and that SSI has no further obligations under any such agreements; and

                 (l) HOLL shall have received an estoppel certificate from Wilshire Courtyard L.L.C. in substantially the form of Exhibit E attached hereto;

                 (m) HOLL shall have received from SSI the Estimated Closing Working Capital and the Estimated Closing Cash Balance; and the total of the Cash Makeup and the Working Capital Makeup (as calculated in good faith by HOLL), does not exceed the total of the Cash Makeup and the Working Capital Makeup (as calculated in good faith by SSI), by more than $500,000;

                 (n) HOLL shall have received a schedule showing the deferred revenue attributable to each of the customers of SSI and its Subsidiaries as of a date not more than five days prior to the Closing Date; and

                 (o) HOLL shall have received satisfactory evidence that both the Shareholder Agent Agreement and the Voting Agreement of even date herewith by and among SSI, the Shareholder Agent and certain of the SSI Shareholders remain in full force and effect against all parties thereto, and shall not have been modified or amended in any material respect.

                                    ARTICLE 7

                                   TERMINATION

         Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing whether before or after approval and adoption of this Agreement by the SSI Shareholders:

                 (a) by mutual written consent of HOLL, Acquisition Sub and SSI;

                 (b) by HOLL and Acquisition Sub or SSI if any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable;

                 (c) by SSI or HOLL after September 30, 2004 if the Merger has not been consummated on or before such date due to no fault of the terminating party (such date the "Final Date");

                 (d) by SSI if (i) there shall have been a material breach of any representation or warranty of HOLL or Acquisition Sub set forth in this Agreement or if any such representation or warranty of HOLL or Acquisition Sub shall have become untrue such that the condition set forth in Section 6.2(a) would be incapable of being satisfied by the Final Date, provided that SSI has not breached any of its representations and warranties or obligations hereunder in any material respect; or (ii) there shall have been a material breach by HOLL or Acquisition Sub of any of its covenants or agreements hereunder and HOLL or Acquisition Sub, as the case may be, has not cured such breach within fifteen
(15) business days after notice by SSI thereof, provided that SSI has not breached any of its representations and warranties or obligations hereunder in any material respect; or

                 (e) by HOLL and Acquisition Sub if (i) there shall have been a material breach of any representation or warranty on the part of SSI set forth in this Agreement or if any such representation or warranty of SSI shall have become untrue such that the condition set forth in Section 6.3(a) would be incapable of being satisfied by the Final Date, provided that neither HOLL nor Acquisition Sub has breached any of its representations and warranties or obligations hereunder in any material respect; or (ii) there shall have been a material breach by SSI or the Shareholder Agent of any of its or his covenants or agreements hereunder, and SSI or the Shareholder Agent, as the case may be, has not cured such breach within fifteen (15) business days after notice by HOLL or Acquisition Sub thereof, provided that neither HOLL nor Acquisition Sub has breached any of its representations and warranties or obligations hereunder in any material respect.

         Section 7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or any of its affiliates, directors, officers and shareholders; provided, however, that Section 7.3 shall survive any such termination. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

         Section 7.3. Fees and Expenses. Except as specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. SSI agrees that all transaction fees and expenses it incurs in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be satisfied by SSI prior to the Closing.

                                   ARTICLE 8

                         REMEDIES FOR AGREEMENT BREACHES

         Section 8.1. Time Limitation. Each party's right to make any claim or bring any legal action against any other party based upon the other party's breach of its representations, warranties and agreements herein shall forever expire if written notice of such claim or legal action (along with a reasonably detailed written notice of the alleged facts underlying such claim or action) is not delivered to the other party (or the Shareholder Agent, as applicable) on or before the three hundred sixty-fifth (365th) day following the Closing Date.

         Section 8.2. Post-Closing Indemnification Provisions for Benefit of HOLL. In the event (i) that SSI or the Shareholder Agent has breached any of its respective representations, warranties or agreements contained herein or in any document, instrument or agreement entered into pursuant to or in connection with this Agreement, and (ii) HOLL makes a written claim for indemnification pursuant to this Section 8.2 before the expiration of the time period set forth in
Section 8.1 above, then the SSI Shareholders shall indemnify, defend and hold harmless HOLL, the Surviving Corporation, their respective Subsidiaries, and their respective officers, directors, employees, agents and representatives (collectively, the "HOLL Indemnitees") from and against the entirety of any Adverse Consequences (as defined below) which such HOLL Indemnitees may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, or caused by the breach by SSI. Notwithstanding any other provision of this Agreement, (i) the SSI Shareholders shall not be liable to the HOLL Indemnitees for the breach of any representation or warranty hereunder until such time as the aggregate Adverse Consequences of all such breaches exceeds Fifty Thousand Dollars ($50,000) (the "Deductible"), in which event the SSI Shareholders shall only be responsible for such Adverse Consequences in excess of Fifty Thousand Dollars ($50,000); and (ii) the total liability of the SSI Shareholders to the HOLL Indemnitees under this Agreement shall not exceed the deposit under the Indemnity Escrow Agreement, which shall consist of Seven Hundred Fifty Thousand Dollars ($750,000) in cash (the "Cap"). "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, in each case net of any insurance recoveries actually received by the HOLL Indemnitees. Notwithstanding the foregoing, any limitation on liability of the SSI Shareholders or the Shareholder Agent contained in this Section shall not apply to any amounts payable out of the Accounts Receivable Escrow pursuant to Section 1.6(c) hereof or any amounts due or payable to HOLL pursuant to Section 1.6(d)(vi) hereof (whether payable out of the Working Capital Escrow or otherwise), and none of such amounts shall be subject to the Deductible or the Cap.

         Section 8.3. Post-Closing Indemnification Provisions for Benefit of SSI Shareholders. In the event that (i) HOLL has breached any of its representations, warranties or agreements contained herein or in any document, instrument or agreement entered into pursuant to or in connection with this Agreement, and (ii) the Shareholder Agent, on behalf of the SSI Shareholders, makes a written claim for indemnification against HOLL pursuant to this Section
8.3 before the expiration of the time period set forth in Section 8.1 above, then HOLL shall indemnify, defend and hold harmless the Shareholder Agent and the SSI Shareholders, and their respective officers, directors, employees, agents and representatives (collectively, the "SSI Indemnitees") from and against any Adverse Consequences, but not lost profits of SSI which the SSI Indemnitees may suffer directly resulting from, arising out of, relating to or caused by the breach. Notwithstanding any other provision of this Agreement, and except with respect to claims relating to the payment by HOLL of the Merger Consideration, HOLL shall not be liable to the SSI Indemnitees for the breach of any representation or warranty hereunder until such time as the aggregate Adverse Consequences of all such breaches exceeds Fifty Thousand Dollars ($50,000), in which event HOLL shall only be responsible for such Adverse Consequences in excess of Fifty Thousand Dollars ($50,000).

         Section 8.4. Matters Involving Third Parties.

                 (a) If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Article 8, then the Indemnified Party shall promptly notify each Indemnifying Party, thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party is materially prejudiced thereby.

                 (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party notifies the Indemnified Party in writing, within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim, that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences that the Indemnified Party may suffer directly resulting from, arising out of, relating to or caused by the Third Party Claim.

                 (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

         Section 8.5. Exclusive Remedy. Notwithstanding any other provision of this Agreement, from and after the Closing, and except as expressly provided to the contrary in Section 9.9 hereof, the Indemnity Escrow shall be the sole and exclusive remedy of the HOLL Indemnitees for any claims arising under this Agreement, whether such claims arise pursuant to this Section 8 or otherwise (except that any claims arising by reason of a breach of the covenants made in Section 5.15 of this Agreement shall be governed by the provisions of the last sentence of this Section and nothing herein shall affect HOLL's right to payment out of the Accounts Receivable Escrow or the Working Capital Escrow in accordance with the terms thereof). Notwithstanding any other provision of this Agreement, the aggregate liability of each holder of shares of Series C Preferred Stock and Series D Preferred Stock pursuant to this Agreement shall be limited to such shareholder's proportionate interest in the Indemnity Escrow, except as specifically set forth in the last sentence of Section 8.2. The holders of shares of SSI Common Stock, Series A Preferred Stock and Series B Preferred Stock shall have no liability whatsoever to the HOLL Indemnitees for any claims under this Agreement. Notwithstanding any other provision of this Agreement, from and after the Closing, the Accounts Receivable Escrow shall be the sole and exclusive remedy of the HOLL Indemnitees for any claims arising by reason of a breach of the covenants made in Section 5.15 of this Agreement.

                                    ARTICLE 9

                                  MISCELLANEOUS

         Section 9.1. Entire Agreement; Assignment. This Agreement (including the Disclosure Letter and the Exhibits hereto) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition Sub may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of HOLL, but no such assignment shall relieve Acquisition Sub of its obligations hereunder if such assignee does not perform such obligations.

         Section 9.2. Validity. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

         Section 9.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by reputable overnight courier (e.g., Federal Express), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

             (a) If to HOLL or Acquisition Sub: Hollywood Media Corp. 2255 Glades Road, Suite 221A Boca Raton, FL 33431
                  Attn: CEO
                  Facsimile Number:  (561) 998-2974

                  with copies to:

                  Hollywood Media Corp.
                  2255 Glades Road, Suite 221A
                  Boca Raton, FL 33431
                  Attn: Melissa Siesel, Esq.
                  Facsimile Number:  (561) 998-2974

                  Weissmann, Wolff, Bergman, Coleman, Grodin & Evall, LLP. 9665 Wilshire Boulevard, Suite 900
                  Beverly Hills, CA 90212
                  Attn: Andrew Schmerzler, Esq.
                  Facsimile Number:  (310)- 550-7191

             (b)  If to SSI:

                  Studio Systems, Inc.
                  5700 Wilshire Boulevard, 6th Floor
                  Los Angeles, CA 90036
                  Attn: President
                  Facsimile Number:  (310) 634-3525

                  with a copy to:

                  Lawrence P. Schnapp, Esq.
                  Troy & Gould Professional Corporation
                  1801 Century Park East, 16th Floor
                  Los Angeles, CA 90067-2367
                  Facsimile Number:  (310) 201-4746

             (c)  If to the Shareholder Agent to:

                  SSI Investments, LLC
                  c/o United Business Media
                  810 Seventh Avenue, 27th Floor
                  New York, NY 10019
                  Attention:  Scott Mozarsky
                  Facsimile Number:  (212) 782-2929
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Notice given in person or by overnight delivery service as set forth above shall be deemed delivered on the day of delivery; notice given by mail as set forth above shall be deemed delivered on the fifth day following the date the same is postmarked; notice given by facsimile shall be deemed delivered when received if during normal business hours on a business day (or if not, the next business day after delivery) provided that such facsimile is legible and that at the time such facsimile is sent the sending party receives written confirmation of receipt.

         Section 9.4. Governing Law; Waiver of Jury Trial.

                 (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof except for specific provisions relating to the Merger which will be governed by Delaware law.

                 (b) Each of the parties hereto consents to the jurisdiction of any state or federal court located within New York County, and irrevocably agrees that all actions or proceedings relating to this Agreement or the transactions contemplated hereby shall be litigated in one of such courts, and each of the parties waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court and waives personal service of any and all process upon it, and consent to all such service of process made in the manner set forth in Section
9.3. Nothing contained in this Section 9.4(b) shall affect the right of any party to serve legal process on any other party in any other manner permitted by law.

                 (c) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the waivers and certifications in this Section 9.4(c).

         Section 9.5. Descriptive Headings; Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references herein to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses of this Agreement unless specified otherwise.

         Section 9.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, nothing in this

Agreement is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 9.7. Certain Definitions. For the purposes of this Agreement the term:

                 (a) "business day" means any day other than a day on which banks in California or Florida are required or authorized by law to be closed;

                 (b) "include" or "including" means "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list;

                 (c) "knowledge" or "known" means, with respect to any matter in question, the actual knowledge of such matter of Gary Hiller and any other executive officer or director of SSI or any director or executive officer of HOLL, as the case may be, and, unless otherwise stated herein, after due investigation and inquiry;

                 (d) "Material Contract" means the following with respect to SSI or any of its Subsidiaries: (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $20,000 per annum; (ii) any agreement (or group of related agreements) for the purchase or sale of personal property, or for the furnishing or receipt of services, the performance of which will involve consideration in excess of $20,000 per annum; (iii) any agreement (or group of related agreements) under which SSI or a Subsidiary of SSI has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $20,000; (iv) any collective bargaining agreement, any agreement relating to the employment or engagement of any individual on a full-time, part-time, consulting, or other basis or any agreement providing severance benefits, and all SSI Employee Plans, SSI Pension Plans and SSI Benefit Arrangements; (v) any agreement under which SSI or any SSI Subsidiary is a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other Person ; (vi) any agreement to which SSI or any of its Subsidiaries is a party or by which SSI or any of its Subsidiaries is bound with a remaining term of in excess of 12 months (inclusive of any renewal or option terms) which agreement can not be terminated by SSI without liability on notice of 30 days or less; (vii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $20,000 per annum; (viii) any agreements which limit or restrain SSI or any of its Subsidiaries from engaging or competing in the Business (as such term is defined in the CMPi Agreement); and (ix) any agreements granting a right of first refusal or first offer or negotiation with respect to any properties or rights of SSI or any of its Subsidiaries.

                 (e) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any governmental entity; and

                 (f) "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's and similar liens for debts not yet due and payable, (b) liens for taxes not yet due and payable, and (c) purchase-money liens and liens securing rental payments under capital lease arrangements.

                 (g) "Subsidiary" or "Subsidiaries" of SSI, HOLL, the Surviving Corporation or any other Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which SSI, HOLL, the Surviving Corporation or any such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         Section 9.8. Personal Liability. Except as expressly set forth herein, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, shareholder or representative of any party hereto.

         Section 9.9. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, without the necessity of posting a bond.

         Section 9.10. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 9.11. Amendment. This Agreement may be amended by action taken by SSI, HOLL and Acquisition Sub at any time before or after approval of the Merger by the SSI Shareholders but after any such approval no amendment shall be made that requires the approval of such shareholders under applicable law without such approval. This Agreement may be amended only by an instrument in writing signed on behalf of the parties hereto.

         Section 9.12. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by another party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed by such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

         Section 9.13. Drafting Presumption. It is acknowledged that the parties and their respective legal counsel have participated in an arms'-length negotiation in the preparation of this Agreement. As a consequence, the parties agree that no presumption shall be applied in any interpretation of this Agreement that the terms hereof shall be more strictly construed against one


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party by reason of any rule of construction that a document is to be construed more strictly against the party who prepared the same, whether through such party's legal counsel or otherwise.

         Section 9.14. Recovery of Costs. In the event that any arbitration, legal action, equitable suit or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, misrepresentation, termination or invalidity in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred in such proceeding, in addition to any other relief to which such party may be entitled.

         Section 9.15. Further Assurances. Each of the parties hereto agrees that it will, forthwith upon any request by any other party, cooperate fully in the preparation, execution, acknowledgment, delivery and recording of any agreements, instruments, memoranda or documents which are reasonably necessary or appropriate to evidence or consummate the transactions contemplated by this Agreement. In addition, no party shall take or fail to take any action for the purpose of impairing such party's ability to perform its obligations under this Agreement.

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

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

"HOLL"                                "SSI"
HOLLYWOOD MEDIA CORP.                 STUDIO SYSTEMS, INC.

By: /s/ Mitchell Rubenstein           By: /s/ Gary Hiller
   --------------------------------      ---------------------------------------

Its: Chief Executive Officer          Its: President and Chief Executive Officer
    -------------------------------       --------------------------------------

"Acquisition Sub"                     "Shareholder Agent"
SSI ACQUISITION SUB, INC.             SSI INVESTMENTS LLC

By: /s/ Mitchell Rubenstein           By Vavasseur Overseas Holdings Limited,
   --------------------------------   as sole member


Its: Chief Executive Officer
    -------------------------------   By Crosswall Nominees Limited,
                                      a director of Vavasseur Overseas
                                      Holdings Limited

                                      By /s/ Andrew Crow
                                         ---------------------------------------
                                      Name:  Andrew Crow
                                      Title: Director

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